Exhibit 99.1

MoneyLion Announces 1-for-30 Reverse Stock Split
of Class A Common Stock

Class A Common Stock Expected to Begin Trading

on Reverse Split-Adjusted Basis on April 25, 2023

NEW YORK, NY, April 21, 2023 – MoneyLion Inc. (“MoneyLion”) (NYSE: ML), a leader in financial technology powering the next generation of personalized products and content, today announced that its Board of Directors has approved a 1-for-30 reverse stock split (the “Reverse Stock Split”) of MoneyLion’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). The Reverse Stock Split was approved by MoneyLion’s stockholders at a Special Meeting of Stockholders held virtually on April 19, 2023. The Reverse Stock Split will become effective at 5:01 p.m. Eastern Time on April 24, 2023, and the Class A Common Stock will open for trading on The New York Stock Exchange (the “NYSE”) on a reverse split-adjusted basis on April 25, 2023 under the existing trading symbol “ML.”

The new CUSIP number for the Class A Common Stock following the Reverse Stock Split will be 60938K 304. MoneyLion’s publicly traded warrants will continue to be traded on the NYSE under the symbol “ML WS” and the CUSIP number for the warrants will remain unchanged.

At the effective time of the Reverse Stock Split, every 30 shares of the Class A Common Stock either issued and outstanding or held as treasury stock will be automatically reclassified into one new share of Class A Common Stock. The total number of shares of Class A Common Stock authorized for issuance will be reduced by a corresponding proportion from 2,000,000,000 shares to 66,666,666 shares. The par value per share of the Class A Common Stock will remain unchanged at $0.0001.

As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of Class A Common Stock underlying MoneyLion’s outstanding equity awards and the number of shares issuable under MoneyLion’s equity incentive plans and certain existing agreements, as well as the exercise, grant and acquisition prices of such equity awards, as applicable. In addition, proportionate adjustments will be made to MoneyLion’s outstanding warrants, resulting in each warrant becoming exercisable for 1/30th of a share of Class A Common Stock at an exercise price of $345.00 per whole share. Furthermore, proportionate adjustments will be made to the conversion factor at which MoneyLion’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), may be converted to Class A Common Stock. The total number of shares of preferred stock of MoneyLion authorized for issuance will remain at 200,000,000.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will be entitled to a cash payment (without interest or deduction) in lieu thereof at a price equal to the fraction of one share to which the stockholder would otherwise be entitled multiplied by the closing price per share of the Class A Common Stock on the NYSE on April 24, 2023, the date of the effective time of the Reverse Stock Split.

Continental Stock Transfer & Trust Company is acting as transfer and exchange agent for the Reverse Stock Split. Registered stockholders who hold shares of Class A Common Stock are not required to take any action to receive post-reverse split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information about the Reverse Stock Split can be found in MoneyLion’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023, which is available free of charge at the SEC’s website, www.sec.gov, and on MoneyLion’s website at www.investors.moneylion.com.

About MoneyLion

MoneyLion is a leader in financial technology powering the next generation of personalized products and content, with a top consumer finance mobile app, a premier embedded finance platform for enterprise businesses and a world-class media arm. MoneyLion’s mission is to positively change people’s financial path by rewiring the financial system and empowering them with greater financial literacy and access. In our go-to money app for consumers, we deliver curated content on finance and related topics, through a tailored feed that engages people to learn and share. People take control of their money life with our innovative financial products and marketplace - including our full-fledged suite of features to save and invest - seamlessly bringing together the best offers and content from MoneyLion and our 1,000+ enterprise partner network, together in one experience. MoneyLion’s enterprise technology provides the definitive search engine and marketplace for financial products, enabling any company to add embedded finance to their business, with advanced AI-backed data and tools through our platform and API. Established in 2013, MoneyLion connects millions of people with the financial products and content they need, when and where they need it.

For more information about the company, visit www.moneylion.com. For investor information and updates, visit investors.moneylion.com and follow @MoneyLionIR on Twitter.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks” or other similar expressions. Such statements may include, but are not limited to, statements about the Reverse Stock Split and the timing thereof, as well as the trading of the Class A Common Stock. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. Further information on factors that could cause MoneyLion’s actual results to differ materially from the results anticipated by MoneyLion’s forward-looking statements is included in the reports MoneyLion has filed with the U.S. Securities and Exchange Commission. MoneyLion does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Investor Relations

ir@moneylion.com

MoneyLion Communications

pr@moneylion.com